Exhibit 99.1

TRACTOR SUPPLY COMPANY PROVIDES THIRD QUARTER 2009 BUSINESS UPDATE
~ Announces Third Quarter Net Income Higher Than Expected ~
~ Raises 2009 Earnings per Share Guidance ~

Brentwood, Tennessee, October 8, 2009 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today provided a business update for the third quarter ended September 26, 2009.

The Company’s sales for the third quarter 2009 increased 1.9% to $747.7 million from $733.9 million in the third quarter of 2008. Same-store sales decreased 5.1% compared with a same-store sales increase of 6.2% in the third quarter of 2008. The Company anticipates that net income for the third quarter will be approximately $21.1 million to $22.2 million, or $0.58 to $0.60 per diluted share, compared to $15.9 million, or $0.43 per diluted share, in the prior year’s third quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are pleased that we will achieve higher-than-expected net income for the third quarter. Our team did an outstanding job delivering gross margin improvement and strong earnings performance by managing markdowns, inventories and expenses effectively. Additionally, we reduced year-over-year per-store inventory levels for the eighth consecutive quarter.”

Mr. Wright continued, “As we expected, difficult comparisons in emergency-response and seasonal products contributed to the same-store sales decline. However, our strategy to emphasize consumable, usable and edible merchandise categories, including animal and pet items, continued to drive business as we saw comp transaction count grow by 5.9% for the quarter.”

The Company will release its full third quarter 2009 results after the market close on Wednesday, October 21, 2009.

Company Outlook
Based on the Company’s solid performance in the third quarter of 2009, the Company has raised its expectations for full year net income to a range of $2.88 to $2.98 per diluted share compared to its previous guidance of $2.78 to $2.92 per diluted share. The Company now anticipates annual net sales will be approximately $3.17 billion to $3.20 billion. Same-store sales for the year are expected to decrease approximately 1% to 2%.

Mr. Wright concluded, “As we look to the remainder of the year, we have confidence that our strategy will continue to serve us well and enable us to grow our top and bottom line. While we are cautious as to how the consumer will spend during the upcoming holiday season, we remain focused on executing consistently and positioning our business to win in the current environment and beyond.”

About Tractor Supply Company
At September 26, 2009, Tractor Supply Company operated 912 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and animal products, including items necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck and towing products; and (6) work/recreational clothing and footwear for the entire family. For more information on Tractor Supply Company, access the website at TractorSupply.com.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, potential legal proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities, and the ability to maintain an effective system of internal control over financial reporting. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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